Exhibit 99.1

NEOSE TECHNOLOGIES REPORTS FOURTH QUARTER AND
YEAR END 2006 FINANCIAL RESULTS

Neose Announces Restructuring

HORSHAM, PA, March 16, 2007 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the year and fourth quarter ended December 31, 2006.

For the year ended December 31, 2006, the Company reported a net loss of $27.1 million, or $0.82 per basic and diluted share, compared to a net loss of $51.8 million, or $1.64 per basic and diluted share, for the same period in 2005. The Company’s net loss for the year ended December 31, 2006 included a $7.3 million gain from the sale of the Company’s facility containing its pilot manufacturing plant and corporate headquarters located in Horsham, Pennsylvania. During the year ended December 31, 2005, the Company recognized $14.2 million of restructuring charges related to its August 2005 restructuring.

For the quarter ended December 31, 2006, the Company reported a net loss of $9.5 million, or $0.29 per basic and diluted share, compared to a net loss of $7.7 million, or $0.23 per basic and diluted share, for the same period in 2005.

Revenues were $6.2 million for the year ended December 31, 2006, compared to $6.1 million for the same period in 2005. Both 2006 and 2005 revenues were primarily due to revenues recognized under the Company’s collaborations with Novo Nordisk A/S and BioGeneriX. Revenues for the fourth quarter of 2006 were $0.6 million, compared to $1.9 million for fourth quarter of 2005.

Research and development expenses decreased to $29.0 million for the year ended December 31, 2006 from $33.1 million in 2005. This decrease was primarily due to lower payroll and operating costs incurred in 2006 resulting from the Company’s August 2005 restructuring. The reduction in expenses related to the restructuring was partially offset by costs related to resolving the clinical hold for NE-180 in the U.S., higher European Phase I clinical study costs for NE-180, NE-180 process development costs and preparation for the Company’s European Phase II clinical studies for NE-180, and the recognition of non-cash stock-based compensation expense resulting from the Company’s adoption in January 2006 of SFAS No 123R. For the fourth quarter of 2006, research and development expenses were $7.8 million, compared to $7.0 million for the same period in 2005. The increase in the fourth quarter of 2006 was primarily due to NE-180 process development costs and preparation for the Company’s European Phase II clinical studies for NE-180.

General and administrative expenses were $11.6 million for the year ended December 31, 2006, compared to $10.9 million in 2005. The increase in 2006 was primarily due to the recognition of non-cash stock-based compensation expense resulting from the adoption in January 2006 of SFAS No. 123R. For the fourth quarter of 2006, general and administrative expenses were $2.5 million, compared to $2.4 million for the fourth quarter of 2005. The increase in 2006 resulted from the adoption of SFAS No. 123R, offset by lower legal costs.

The Company ended 2006 with $16.4 million in cash and cash equivalents. In March 2007 the Company received net proceeds of $40.5 million from an equity financing. During 2007, the Company anticipates net cash spending of $32 to $35 million to fund its operating activities, capital expenditures, and debt repayments, without giving effect to the March 2007 equity financing or the impact of entering into any new collaborative agreements.

Restructuring

The Company also announced a restructuring of operations designed to allow for significantly higher clinical development costs for NE-180, while keeping anticipated 2007 net cash spending consistent with 2006 levels. The restructuring, which will be implemented over the next few months, will result in a workforce reduction of approximately 40%.

“The decision to eliminate the jobs of so many employees who have made significant contributions to our Company, our technology and our drug development programs is a painful one. We believe, however, that by focusing our resources on the clinical development of NE-180 and supporting our partners in their development programs, our current cash position will sustain us until we will reach significant value inflection points in terms of clinical data, partnering and meaningful milestone payments,” said George J. Vergis, Ph.D., Neose president and chief executive officer.

The Company estimates that it will incur cash restructuring costs of approximately $1 million, most of which will be reflected in its operating results during the first half of 2007. The Company has not yet determined if it will incur any contract termination or non-cash impairment charges in connection with the restructuring.

Conference Call

The Company will host a conference call at 9:00 a.m. (EDT) on Monday, March 19, 2007, to discuss the fourth quarter financial results, the restructuring and update investors on company developments and 2007 corporate objectives. The dial-in number for domestic callers is (800) 310-1961. The dial-in number for international callers is (719) 457-2692. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 2212624. The replay number for international callers is (719) 457-0820, also using the passcode 2212624. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $14 billion.

Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Year		Three months
	ended December 31,		ended December 31,
	2006	2005	2006	2005
Revenue from collaborative agreements	$6,184	$6,137	$596	$1,866

Operating expenses:
Research and development	29,013	33,136	7,840	7,003
General and administrative	11,551	10,878	2,416	2,409
Restructuring charges	—	14,206	—	204

Total operating expenses	40,564	58,220	10,256	9,616
Gain on sale of property and equipment	7,333	—	(2)	—
Operating loss	(27,047)	(52,083)	(9,662)	(7,750)
Other income	—	22	—	—
Interest income	1,211	1,536	269	399
Interest expense	(1,271)	(1,314)	(592)	(315)

Net loss	$(27,107)	$(51,839)	$(9,985)	$(7,666)

Basic and diluted net loss per share	$(0.82)	$(1.64)	$(0.30)	$(0.23)

Weighted-average shares outstanding used in
computing basic and diluted net loss per share	32,857	31,590	32,866	32,782

Condensed Balance Sheets
(unaudited)
(in thousands)

Assets	December 31, 2006	December 31, 2005

Cash and cash equivalents	$16,388	$37,738
Accounts receivable	286	1,076
Prepaid expenses and other current assets	1,284	892

Total current assets	17,958	39,706
Property and equipment, net	13,104	24,708
Intangible and other assets, net	181	949

Total assets	$31,243	$65,363

Liabilities and Stockholders’ Equity
Current liabilities	$10,265	$10,595
Long-term debt and capital lease obligations, net of current portion	580	10,423
Deferred revenue, net of current portion	4,329	3,765
Other liabilities	510	463

Total liabilities	15,684	25,246
Stockholders’ equity	15,559	40,117

Total liabilities and stockholders’ equity	$31,243	$65,363

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000 Barbara Krauter Manager, Investor Relations (215) 315-9004

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts, including statements regarding our restructuring and its financial impact, and the timing and amount of restructuring charges that we expect to incur in connection with the restructuring, are “forward-looking statements” that involve risks and uncertainties, including the risk that we will incur unexpected charges or will have unexpected expenditures related to the restructuring upon the completion of further analysis with respect to the restructuring generally and our assets specifically. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and discussions of risk factors in the Company’s subsequent SEC filings.